Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-226115) of our report dated June 25, 2026, with respect to the financial statements and supplemental information of Origin Bancorp, Inc. Employee Retirement Plan, included in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Rogers, Arkansas
June 25, 2026